Exhibit 10.8

PETER J. GANZ

Executive Vice President, General Counsel	Tel:	908-730-4020
& Secretary	Fax:	908-730-5300
	Email:	peter_ganz@fwc.com

To:	[NAME]

Date:	February 9, 2009

Re:	Notice and Acknowledgement Regarding Redomestication of Foster Wheeler Ltd.

NOTICE

I am sending you this Notice and Acknowledgement on behalf of Foster Wheeler Ltd., Foster Wheeler Inc., and Foster Wheeler International Corporation because you are a party to an employment agreement with Foster Wheeler Ltd.  You also have received one or more equity awards pertaining to shares of Foster Wheeler Ltd. common stock which include provisions regarding a change of control of Foster Wheeler Ltd.

On December 9, 2008, the Board of Directors of Foster Wheeler Ltd. voted to approve a “redomestication” transaction (“Redomestication”) consisting of several steps pursuant to which Foster Wheeler Ltd. would become a wholly-owned subsidiary of a new parent corporation organized under Swiss law (Foster Wheeler AG), which parent would be formed by Foster Wheeler Ltd. and owned by the shareholders of Foster Wheeler Ltd. proportionately to the interests they held in Foster Wheeler Ltd. immediately prior to the Redomestication.  As a result of the Redomestication, shares of Foster Wheeler Ltd. will cease to be listed on NASDAQ and instead Foster Wheeler AG shares will be listed on NASDAQ.  For more details about the Redomestication, please refer to the proxy statement filed with the Securities and Exchange Commission on December 19, 2008, as the same may be amended (the “Proxy”).

We hereby advise you that the Redomestication will not constitute a change of control under your employment agreement or any equity awards that may have been granted to you.  Foster Wheeler AG is assuming Foster Wheeler Ltd.’s equity compensation plans and arrangements and any equity awards that have been granted to you under those plans and arrangements.  The terms of any equity awards granted under Foster Wheeler Ltd.’s or Foster Wheeler Inc.’s equity compensation plans and arrangements will remain in full force and effect according to their terms, except that wherever there is a reference to Foster Wheeler Ltd. (including in any change of control provision) such reference instead will be deemed to refer to Foster Wheeler AG, and any equity awards that are to be settled in Foster Wheeler Ltd. shares will instead be settled in Foster Wheeler AG shares.

In addition, your employment agreement with Foster Wheeler Ltd. is being assigned to and assumed by Foster Wheeler Inc. (the “Subsidiary”) and the Subsidiary will be your employer after the Redomestication.  Following the Redomestication and the assignment of your agreement to the Subsidiary, the following clarifications regarding your employment agreement shall apply:

1.               Other than as set forth below, all references to the “Company” shall be references to the Subsidiary.

2.               If your agreement specifies a specific title or reporting relationship, those titles and reporting relationships shall be as to Foster Wheeler AG, and to the extent applicable, as to the Subsidiary as well.  You will not, however, have an employment relationship with Foster Wheeler AG.

3.               All references to grants of equity shall be to equity of Foster Wheeler AG.  The adjustment of equity awards (e.g. number of shares and exercise price, if any) for the Redomestication shall be consistent with the adjustment for holders of common stock of Foster Wheeler Ltd. as described in the Proxy.

4.               All references to the “Company” in any Change of Control provisions shall be to Foster Wheeler AG.

5.               All references to the “Company” in Confidential Information, Non-Competition, and Non-Solicitation provisions shall be to Foster Wheeler AG.

6.               To the degree salary, bonus, and equity awards were subject to review and approval by Foster Wheeler Ltd.’s Board of Directors and/or the Compensation Committee of that board they will be so subject to review and approval by Foster Wheeler AG’s Board of Directors and/or the Compensation Committee of that board.

7.               If your agreement refers to the judgment of the “Board” in its definition of “Cause,” the reference shall be to the Board of Directors of Foster Wheeler AG.

8.               To the degree the terms of your employment agreement with Foster Wheeler Ltd. supersede those of other agreement or plans, including those of equity award agreements and/or plans, they will continue to do so.

9.               Foster Wheeler International Corporation hereby unconditionally guarantees all of the Subsidiary’s obligations under your employment agreement.

To acknowledge your understanding of the Redomestication and its effect on your employment agreement and any equity awards that may have been granted to you, please sign and return a copy of this Notice and Acknowledgment, at your earliest convenience and by no later than [DATE] to John Doyle, Assistant Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey 08809-4000.  The changes described above are effective upon the completion of the Redomestication.

A second copy of this Notice and Acknowledgement is enclosed for your files.  You should keep it in a secure place.  If you have any questions regarding this matter, please contact me.

[Signatures and Acknowledgment Follow]

FOSTER WHEELER LTD.

By:
Name: Peter J. Ganz
Title: Exec. Vice President, General Counsel & Secretary

FOSTER WHEELER INC.

By:
Name: Peter J. Ganz
Title: Exec. Vice President, General Counsel, Secretary & CGO

FOSTER WHEELER INTERNATIONAL CORPORATION

By:
Name: Peter J. Ganz
Title: Exec. Vice President & Secretary

ACKNOWLEDGMENT

I have read the above Notice regarding the Redomestication and related matters, and hereby acknowledge and agree to its terms.

Printed Name

Signature

Date